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                                                                    EXHIBIT 4.14


                                     WAIVER

        WAIVER, dated as of the 20th day of January, 1999, by and among Intracel Corporation, a Delaware corporation, formerly known as American
Bio-Technologies, Inc., a Massachussetts corporation (the "Company"), and The Louisiana Seed Capital Fund, L.P. (the "Stockholder").

        WHEREAS, the Stockholder is a party to that certain Stock Purchase Agreement dated as of June 7, 1991 pursuant to which the Stockholder was granted certain registration rights relating to all of the securities of the Company held by it (the "Stock Purchase Agreement"); and

        WHEREAS, the Company intends to register under the Securities Act of 1933, as amended, shares of its Common Stock for sale to the public pursuant to an initial public offering (the "Offering"); and

        WHEREAS, the representatives for the underwriters in the Offering, Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC, have determined that inclusion of the Stockholder's securities in the Offering would adversely affect the marketing of the securities to be sold by the Company in the Offering; and

        WHEREAS, the Stockholder acknowledges and agrees that it would be in the best interest of the Company to consummate the Offering as contemplated by Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC and that, solely with respect to the Offering, the Stockholder waives any registration rights with respect to the securities of the Company held by it.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree with each other as follows:

        1. Waiver. The Company and the Stockholder hereby agree that the operation of Section 6.2 of the Stock Purchase Agreement (Incidental Registration) is hereby waived as it may apply to the registration by the Company of shares of its Common Stock pursuant to the Offering, pursuant to which Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC are acting as representatives of the underwriters.

        2. No Modifications. Except as waived hereby, the terms and conditions of the Stock Purchase Agreement shall continue in full force and effect and are hereby in all respects ratified and confirmed.


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        IN WITNESS WHEREOF, this Waiver has been executed as of the date and year first written above.

                                       INTRACEL CORPORATION (formerly known as
                                       American Bio-Technologies, Inc.)

                                       By:
                                           -------------------------------------
                                           Name:  Simon R. McKenzie
                                           Title: Chief Executive Officer


                                       THE LOUISIANA SEED CAPITAL FUND, L.P.

                                       By:
                                           -------------------------------------
                                           Name: Kevin H. Coulty
                                           Title President and General Partner


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